EXHIBIT 8.1A
[ANDREWS KURTH LLP LOGO]

                                                       600 Travis, Suite 4200
                                                       Houston, Texas  77002
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                                                       andrewskurth.com


                                  July 1, 2005


Valero L.P.
One Valero Way
San Antonio, Texas 78249


                                   TAX OPINION


Ladies and Gentlemen:

      You have requested our opinion as to certain federal income tax matters in connection with (i) the merger (the "KSL Merger") of VLI Sub A LLC, a Delaware limited liability company ("VLI Sub A"), with and into Kaneb Services LLC, a Delaware limited liability company ("KSL"), pursuant to the Agreement and Plan of Merger (the "KSL Merger Agreement") dated as of October 31, 2004, by and among Valero L.P., a Delaware limited partnership ("VLI"), Riverwalk Logistics, L.P., a Delaware limited partnership ("VLI GP"), Valero GP, LLC, a Delaware limited liability company ("Parent GP"), VLI Sub A and KSL, and (ii) the merger (the "KPP Merger" and together with the KSL Merger, the "Mergers") of VLI Sub B LLC, a Delaware limited liability company ("VLI Sub B"), with and into Kaneb Pipe Line Partners, L.P., a Delaware limited partnership ("KPP"), pursuant to the Agreement and Plan of Merger (the "KPP Merger Agreement" and together with the KSL Merger Agreement, the "Merger Agreements") dated as of October 31, 2004, by and among VLI, VLI GP, Parent GP, VLI Sub B, KPP, and Kaneb Pipe Line Company LLC, a Delaware limited liability company. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Merger Agreements.

      In rendering our opinion, we have examined the registration statement on Form S-4, as amended, filed by VLI with the Securities and Exchange Commission on January 25, 2005, Registration No. 333-120726 (the "Registration Statement"), including the joint proxy statement/prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon written statements and representations of officers and other representatives of VLI, KSL and KPP (the "Representations"). We have also assumed that the Mergers will occur in the manner contemplated by the Registration Statement and in accordance with the Merger Agreements with none of the terms or conditions of the Merger Agreements being amended, waived or modified,


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Valero L.P.
July 1, 2005
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and there are no arrangements other than those set forth in the Merger
Agreements between the parties thereto.

     In rendering our opinion, we have also assumed the due authorization, execution and delivery by each party thereto of all documents, the genuineness of all signatures, the authority of all persons signing such documents on behalf of each party thereto, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original document of any document submitted to us as a certified, conformed or photostatic copy. We have assumed that all representations made "to the best knowledge of" any person will be true, correct and complete as if made without that qualification.

     Subject to the limitations and qualifications set forth herein, we are of the opinion, based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of such documents as we have deemed necessary, the Representations and all representations and assumptions contained in the Merger Agreements or Registration Statement, all assumed to be accurate as of the Effective Times, that:

      (i) none of VLI, VLI Sub A, VLI Sub B, VLI GP, or Parent GP will recognize any income or gain as a result of the KSL Merger or the KPP Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code),

      (ii) no gain or loss will be recognized by holders of VLI Common Units as a result of the KSL Merger or the KPP Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to section 752 of the Code), and

      (iii) 90% of the combined gross income of each of VLI, KSL and KPP for (x) the calendar year ended December 31, 2004 and (y) the calendar quarter ended March 31, 2005 are from sources treated as "qualifying income" within the meaning of section 7704(d) of the Code.

      Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate, as of the Effective Times, our opinion may change.

      Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered or can be inferred with respect to any other matter not specifically set forth in the foregoing opinion. Specifically, no opinions are expressed with respect to the tax consequences of the Mergers or the ownership of VLI Common Units under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

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Valero L.P.
July 1, 2005
Page 3


      In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Finally, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                    Very truly yours,

                                    /s/ Andrews Kurth LLP

TWF/TRP/RJM